EXHIBIT 99.1



For Immediate Release

Tom Howell
Anteon Corporation
(703) 246-0525
thowell@anteon.com


         ANTEON FILES REGISTRATION STATEMENT FOR INITIAL PUBLIC OFFERING


FAIRFAX, VA, December 21, 2001 - Anteon International Corporation announced today that its parent company, Azimuth Technologies Inc., has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of the parent's common stock. Shortly before filing, Azimuth changed its name to Anteon International Corporation.

The underwriting group will be led by Goldman, Sachs & Co. and includes Bear, Stearns & Co. Inc., Credit Suisse First Boston, Lehman Brothers and Merrill Lynch & Co.

The offering will include both primary and secondary shares. The proceeds of the proposed offering to the Company are to be used to repay a portion of the Company's indebtedness. Any remaining proceeds will be available for general corporate purposes. The registration statement did not include an offering price range or the number of shares to be sold.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy, be accepted prior to the time the registration becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. When available, a prospectus relating to the offering can be obtained from:

                              Goldman, Sachs & Co.
                                 85 Broad Street
                               New York, NY 10004

Anteon is a leading provider of information technology solutions and advanced engineering services to governments, serving over six hundred U.S. federal government clients, as well as foreign and state governments from its over 80 locations worldwide. Anteon International Corporation is headquartered at 3211 Jermantown Road, Suite 700, Fairfax, Virginia; Telephone, (703) 246-0200.